                                                                   EXHIBIT 99.02


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

ACQUISITIONS, PURCHASES OF FACILITIES AND OTHER STRATEGIC TRANSACTIONS

     We have actively pursued mergers and other business acquisitions to expand our global reach, manufacturing capacity and service offerings and to diversify and strengthen customer relationships. We have completed several significant business combinations since the end of fiscal 1999. In August 2000, we acquired all of the outstanding shares of Chatham Technologies, Inc. ("Chatham") and Lightning Metal Specialties, Inc. and related entities ("Lightning"). In April 2000, we acquired all of the outstanding shares of DII and Palo Alto Products International. In March 2000, we acquired all of the outstanding shares of PCB Assembly, Inc. ("PCB Assembly"). In July 1999, we acquired all of the outstanding shares of Kyrel EMS Oyj ("Kyrel"). Each of these acquisitions was accounted for as pooling-of-interests and our consolidated financial statements have been restated to reflect the combined operations of Flextronics, Chatham, Lightning, DII, Palo Alto Products International, PCB Assembly and Kyrel for all periods presented.

     In connection with our mergers with DII and Palo Alto Products International, we recorded a one-time charge of approximately $206.6 million in the first fiscal quarter of fiscal 2001. Approximately $126.9 million of this one-time charge consists of cash charges relating to severance payments, investment banking and financial advisory fees and professional services fees.

     Additionally, we have completed a number of other smaller pooling-of-interests transactions. Prior period statements have not been restated for these transactions. We have also made a number of purchase acquisitions of other companies and manufacturing facilities. Our consolidated financial statements include the operating results of each business from the date of acquisition. Pro forma results of operations have not been presented because the effects of these acquisitions were not material on either an individual or an aggregate basis.

     On May 30, 2000, we entered into a strategic alliance for product manufacturing with Motorola. This alliance provides incentives for Motorola to purchase over $32.0 billion of products and services from us through December 31, 2005. We anticipate that this relationship will encompass a wide range of products, including cellular phones, pagers, set-top boxes and infrastructure equipment, and will involve a broad range of services, including design, PCB fabrication and assembly, plastics, enclosures and supply chain services. The relationship is not exclusive and does not require that Motorola purchase any specific volumes of products or services from us. Our ability to achieve any of the anticipated benefits of this relationship is subject to a number of risks, including our ability to provide our services on a competitive basis and to expand our manufacturing resources, as well as demand for Motorola's products. In connection with this strategic alliance, Motorola has paid $100.0 million for an equity instrument that entitles it to acquire 11,000,000 Flextronics ordinary shares at any time through December 31, 2005 upon meeting targeted purchase levels or making additional payments to us. The issuance of this equity instrument will result in a one-time non-cash charge equal to the excess of the fair value of the equity instrument issued over the $100.0 million proceeds to be received. As a result, we recorded a one-time non-cash charge of approximately $286.5 million, offset by a corresponding credit to shareholders' equity in the first quarter of fiscal 2001. During the term of the strategic alliance, if Motorola meets targeted purchase levels, no additional payments may be required by Motorola to acquire 11,000,000 Flextronics ordinary shares. However, there may be additional non-cash charges of up to $300.0 million over the term of the strategic alliance.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, some statements of operations data expressed as a percentage of net sales. The information has been derived from our consolidated financial statements and condensed consolidated financial statements, and should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this filing.

                                                                                                        THREE MONTHS
                                                                   FISCAL YEAR ENDED MARCH 31,          ENDED JUNE 30
                                                                 -------------------------------    -------------------
                                                                  1998        1999         2000       1999        2000
                                                                 ------      ------       ------    --------    -------
Net sales ..................................................      100.0%      100.0%       100.0%      100.0%     100.0%
Cost of sales ..............................................       86.6        88.5         90.7        89.2       91.9
Unusual charges ............................................        0.4         2.2          0.1          --        3.3
                                                                 ------      ------       ------    --------    -------
  Gross profit .............................................       13.0         9.4          9.2        10.8        4.8
Selling, general and administrative ........................        7.0         6.3          4.8         6.0        3.7
Goodwill and intangible amortization .......................        0.5         0.8          0.6         0.9        0.4
Acquired in-process research and development ...............         --         0.1           --          --         --
Merger-related expenses and unusual charges.................        0.5          --          0.1          --       16.2
Interest and other (income) expense, net ...................        0.9         1.5          1.1         1.3       (0.2)
                                                                 ------      ------       ------    --------    -------

  Income (loss) before income taxes ........................        4.2       0.7        2.6       2.6       (15.3)
Provision for (benefit from) income taxes ..................        0.9      (0.4)       0.3       0.4        (0.7)
                                                                 ------    ------     ------    ------      ------
  Net income (loss) ........................................        3.3       1.1        2.3       2.2       (14.6)
                                                                 ======    ======     ======    ======      ======

Net Sales

     We derive our net sales from our wide range of service offerings, including product design, semiconductor design, printed circuit board assembly and fabrication, material procurement, inventory management, plastic injection molding, final system assembly and test, packaging and distribution.

        Net sales for the first quarter of fiscal 2001 increased 127% to $2.5 billion from $1.1 billion for the first quarter of fiscal 2000. The increase in net sales was primarily the result of our ability to continue to expand sales to our existing customer base (primarily our ten largest customers) and, to a lesser extent, sales to new customers. During the first quarter of fiscal 2001, the Company's five largest customers accounted for approximately 40% of net sales, with Ericsson accounting for approximately 12% of net sales. During the first quarter of fiscal 2000, our five largest customers accounted for approximately 36% of net sales, with Ericsson accounting for approximately 12% of consolidated net sales.

     Net sales for fiscal 2000 increased 78% to $6.4 billion from $3.6 billion in fiscal 1999. The increase in sales for fiscal 2000 was primarily the result of our ability to continue to expand sales to our existing customer base (primarily our five largest customers) and, to a lesser extent, sales to new customers. The increase in sales in part reflects the incremental revenue associated with the purchases of several manufacturing facilities and other acquisitions during fiscal 2000. In fiscal 2000, our five largest customers accounted for approximately 42% of net sales, with Ericsson accounting for approximately 14% of net sales.

     Net sales for fiscal 1999 increased 57% to $3.6 billion from $2.3 billion in fiscal 1998. The increase in sales for fiscal 1999 was primarily due to expanding sales to existing customers and, to a lesser extent, sales to new customers. In fiscal 1999, our five largest customers accounted for approximately 33% of net sales, with no customer accounting for 10% or more of net sales.

Gross Profit

     Gross profit varies from period to period and is affected by a number of factors, including product mix, component costs, product life cycles, unit volumes, startup, expansion and consolidation of manufacturing facilities, pricing, competition and new product introductions.

        Gross margin for the first quarter of fiscal 2001 decreased to 4.8% from 10.8% for the first quarter of fiscal 2000. The decrease in gross margin is primarily attributable to unusual pre-tax charges amounting to $83.7 million, which were associated with the integration costs as more fully described below in "unusual charges". Excluding these unusual charges, our gross margin decreased from 10.8% for the first quarter of 2000 to 8.1% for the first quarter of 2001. Gross margin decreased due to several factors, including:

     -    costs associated with expanding our facilities;

     - costs associated with the startup of new customers and new projects, which typically carry higher levels of underabsorbed manufacturing overhead costs until the projects reach higher volume production; and

     - changes in product mix to a higher concentration of higher volume projects and final systems assembly projects, which typically have a lower gross margin.

     Gross margin decreased to 9.2% for fiscal 2000 from 9.4% in fiscal 1999. Gross margin was negatively impacted by $77.3 million of unusual pre-tax charges during fiscal 1999, of which $71.9 million were primarily non-cash and associated with our exit from semiconductor wafer fabrication. Excluding these unusual charges, our gross margin decreased from 11.5% to 9.2%. Gross margin decreased due to several factors, including:

     -    costs associated with expanding our facilities;

     - costs associated with the startup of new customers and new projects, which typically carry higher levels of underabsorbed manufacturing overhead costs until the projects reach higher volume production; and

     - changes in product mix to a higher concentration of higher volume projects and final systems assembly projects, which typically have a lower gross margin.

     Gross margin decreased to 9.4% for fiscal 1999 from 13.0% in fiscal 1998. The decrease in gross margin is attributable in part to $77.3 million of unusual pre-tax charges during fiscal 1999, of which $71.9 million was primarily non-cash and were associated with our exit from semiconductor wafer fabrication. Excluding unusual charges, our gross margin decreased from 13.4% to 11.5%. Gross margin decreased due to several factors, including:

     -    costs associated with expanding our facilities;

     - costs associated with the startup of new customers and new projects which typically carry higher levels of underabsorbed manufacturing overhead costs until the projects reach higher volume production;

     - changes in product mix to a higher concentration of higher volume projects and final systems assembly projects, which typically have a lower gross margin; and

     - manufacturing inefficiencies, underutilization, and yield problems at our semiconductor fabrication facility.

     Increased mix of products that have relatively high materials costs as a percentage of total unit costs can adversely affect our gross margins. We believe that this and other factors may negatively affect our gross margins, but we do not expect that this will have a material effect on our income from operations.

Merger-related expenses and Unusual Charges

Quarter Ended June 30, 2000

     During the first quarter of fiscal 2001, we recognized unusual pre-tax charges of $493.1 million. These unusual charges were comprised of approximately $286.5 million related to the issuance of an equity instrument to Motorola combined with approximately $206.6 million of expenses resulting from the DII and Palo Alto Products International business combinations in April 2000.

     In connection with the DII and Palo Alto Products International mergers, we recorded aggregate merger-related charges of $206.6 million, which included approximately $133.3 million of integration expenses and approximately $73.3 million of direct transaction costs. As discussed below, $83.7 million of the unusual charges relating to integration expenses have been classified as a component of cost of sales. The components of the merger-related unusual charges recorded are as follows (in thousands):

                                              3 MONTHS ENDED              NATURE OF
                                              JUNE 30, 2000                CHARGE
                                              --------------            -------------
                                               (unaudited)
Integration Costs:
  Severance                                      $ 62,487               Cash
  Long-lived asset impairment                      46,646               non-cash
  Inventory write-downs                            11,863               non-cash
  Other exit costs                                 12,338               Cash/non-cash
                                                 --------
      Total Integration Costs                    $133,334
Direct Transaction Costs:
  Professional fees                                50,851               Cash
  Other costs                                      22,382               Cash/non-cash
                                                 --------
      Total Direct Transaction Costs               73,233
                                                 ========

  Total merger-related unusual pre-tax charges    $206,567
                                                 ========

     As a result of the consummation of the DII and Palo Alto Products International business combinations, we developed formal plans to exit some activities and involuntarily terminate employees. Management's plan to exit an activity included the identification of duplicate manufacturing and administrative facilities for closure and the identification of manufacturing and administrative facilities for consolidation into other facilities. Management currently anticipates that the integration costs and activities to which all of these charges relate will be substantially completed within fiscal 2001, except for certain long-term contractual obligations. The following table summarizes the components of the integration costs and activity related to the first quarter of fiscal 2001:


                                                              Long-Lived                      Other
                                                                 Asset                        Exit
                                             Severance        Impairment       Inventory      Costs       Total
                                             ---------        ----------       ---------    --------     -------
Balance at March 31, 2000                    $      --        $       --       $      --    $     --     $    --
Activities during the year:
  2001 provision                                62,487            46,646          11,863       12,338     133,334
  Cash charges                                 (35,800)               --              --       (4,753)    (40,553)
  Non-cash charges                                  --           (46,646)         (4,315)          --     (50,961)
                                             ---------        ----------       ---------     --------     -------
Balance at June 30, 2000 (unaudited)         $  26,687        $       --       $   7,548     $  7,585     $41,820


     Of the total pre-tax integration charges, $62.5 million relates to employee termination costs, of which $12.9 million have been classified as a component of cost of sales. As of June 30, 2000, approximately 1,052 people have been terminated, and approximately another 940 people have been notified that they are to be terminated upon completion of the various facility closures and consolidations. We paid approximately $35.8 million of employee termination costs during the first quarter of fiscal 2001. The remaining $26.7 million of employee termination costs is classified as accrued liabilities as of June 30, 2000 and is expected to be paid out by the end of fiscal 2001.

        The unusual pre-tax charges include $46.6 million for the write-down of long-lived assets to fair value. This amount has been classified as a component of cost of sales. Included in the long-lived asset impairment are charges of $43.7 million, which relate to property, plant and equipment associated with the various manufacturing and administrative facility closures which were written down to their net realizable value based on their estimated sales price. Some facilities will remain in service until their anticipated disposal date in the later part of the second quarter of fiscal 2001. Since the assets will remain in service from the date of the decision to dispose of these assets to the anticipated disposal date, the remaining net book value of the assets will be depreciated over this period. The impaired long-lived assets consisted primarily of machinery and equipment and building and improvements of $41.0 million and $2.7 million, respectively. The long-lived asset impairment also includes the write-off of the remaining goodwill and other intangibles related to the closure of some facilities of $2.9 million.

        The unusual pre-tax charges also include approximately $24.2 million for losses on inventory write-downs and other exit costs which resulted from the integration plans, which have been classified as a component of cost of sales. We have written off and disposed of approximately $4.3 million of inventory. The remaining $7.5 million of inventory write-downs was accrued for and classified as inventory reserve as of June 30, 2000 and is expected to be utilized by the end of fiscal 2001. The $12.3 million of other exit costs relates primarily to items such as lease termination costs, incremental amounts of uncollectible accounts receivable, legal and other exit costs, incurred directly as a result of the exit plan. We paid approximately $4.8 million of the other exit costs during the first quarter of fiscal 2001. The remaining $7.6 million is classified in accrued liabilities as of June 30, 2000 and is expected to be paid out by the end of the second quarter of fiscal 2001, except for certain long-term contractual obligations.

        The direct transaction costs include approximately $50.9 million of costs primarily related to investment banking and financial advisory fees as well as legal and accounting costs, associated with the transactions. Other direct transaction costs, which totaled approximately $22.4 million, was mainly comprised of $8.9 million of accelerated debt prepayment expense, $6.3 million of accelerated executive stock compensation and $7.2 million of other merger-related costs. We paid approximately $70.2 million of the direct transaction costs during the first quarter of fiscal 2001. The remaining $3.1 million is classified in accrued liabilities as of June 30, 2000 and is expected to be substantially paid out by the end of the second quarter of fiscal 2001.

Fiscal 1999 and 2000

     In fiscal 2000, we incurred merger-related expenses of $3.5 million associated with the pooling-of-interests acquisitions of Kyrel and PCB Assembly. The merger expenses consisted of a transfer tax of $1.7 million, approximately $0.4 million of investment banking fees and approximately $1.4 million of legal and accounting fees.

     In fiscal 2000, we recognized unusual pre-tax charges of $7.5 million related to the operations of Chatham. Chatham implemented cost reduction initiatives at its corporate office and at its business units resulting in estimated severance and other costs related to executives and employees of approximately $4.4 million and other estimated exit costs, primarily related to facilities, of approximately $3.1 million.

     During fiscal 1999, we recognized unusual pre-tax charges of $77.3 million, of which $71.9 million was primarily non-cash and related to the operations of Orbit Semiconductor ("Orbit"). DII purchased Orbit in August 1996 and supported Orbit's previously-made decision to replace its wafer fabrication facility with a fabrication facility that would incorporate more advanced technology. The transition to the new fabrication facility was originally scheduled for completion during the summer of 1997, but the changeover took longer than expected and was finally completed in the first quarter of fiscal 1999.

     The delayed changeover and the resulting simultaneous operation of both fabrication facilities put pressure on the work force and resulted in quality problems. Compounding these problems, the semiconductor industry was characterized by excess capacity, which led to increased competition. Further, many of Orbit's customers migrated faster than expected to a technology that was not supported by Orbit's fabrication capabilities, requiring Orbit to outsource more of its manufacturing requirements than originally expected. Based upon these continued conditions and the future outlook, we took an unusual charge of $51.2 million in the first quarter of fiscal 1999 to correctly size Orbit's asset base to allow its recoverability based upon its then current business size. In fiscal 1999, we decided to sell Orbit's fabrication facility and outsource semiconductor manufacturing, resulting in an additional unusual charge of $26.1 million in the fourth quarter of fiscal 1999. The facility was sold in the first quarter of fiscal 2000.

     The components of the unusual charges recorded in fiscal 1999 are as follows:

                                                    FIRST      FOURTH      FISCAL          NATURE
                                                   QUARTER     QUARTER      1999         OF CHARGE
                                                   -------     -------     -------     -------------
Severance ....................................     $   498     $ 2,371     $ 2,869              cash
Long-lived asset impairment ..................      38,257      16,538      54,795          non-cash
Losses on sales contracts ....................       2,658       3,100       5,758          non-cash
Incremental uncollectible accounts
  receivable .................................         900          --         900          non-cash
Incremental sales returns and allowances .....       1,500         500       2,000          non-cash
Inventory write-downs ........................       5,500         250       5,750          non-cash
Other exit costs .............................       1,845       3,369       5,214     cash/non-cash
                                                   -------     -------     -------
  Total unusual pre-tax charges ..............     $51,158     $26,128     $77,286
                                                   =======     =======     =======

     The following table summarizes the components and activity related to fiscal 1999 and 2000 unusual charges:

                                                                                      SALES
                                            LONG-LIVED    LOSSES ON  UNCOLLECTIBLE   RETURNS                   OTHER
                                              ASSET         SALES       ACCOUNTS       AND      INVENTORY      EXIT
                                SEVERANCE   IMPAIRMENT    CONTRACTS   RECEIVABLE   ALLOWANCES  WRITE-DOWNS     COSTS        TOTAL
                                ---------   ----------    ---------  ------------- ----------  -----------    --------     --------
Balance at March 31, 1998 ...   $     --     $     --     $     --     $     --     $     --     $     --     $     --     $     --
Activities during the year:
  1999 provision ............      2,869       54,795        5,758          900        2,000        5,750        5,214       77,286
  Cash charges ..............     (1,969)          --           --           --           --           --         (900)      (2,869)
  Non-cash charges ..........         --      (54,795)      (4,658)        (767)      (1,500)      (5,500)      (1,774)     (68,994)
                                --------     --------     --------     --------     --------     --------     --------     --------
Balance at March 31, 1999 ...        900           --        1,100          133          500          250        2,540        5,423
Activities during the period:
  Cash charges ..............       (900)          --           --           --           --           --       (2,540)      (3,440)
  Non-cash charges ..........         --           --       (1,100)        (133)        (500)        (250)          --       (1,983)
                                --------     --------     --------     --------     --------     --------     --------     --------
Balance at March 31, 2000 ...   $     --     $     --     $     --     $     --     $     --     $     --     $     --     $     --
                                ========     ========     ========     ========     ========     ========     ========     ========

     Of the total unusual pre-tax charges, $2.9 million relates to employee termination costs. As of the first quarter of fiscal 2000, approximately 290 people had been terminated, and another 170 people were terminated when the fabrication facility was sold. We paid approximately $2.0 million and $0.9 million of employee termination costs during fiscal 1999 and 2000, respectively.

     The unusual pre-tax charges include $54.8 million for the write-down of long-lived assets to fair value. Included in the long-lived asset impairment are charges of $50.7 million, which relate to the fabrication facility, which were written down to its net realizable value based on its sales price. We kept the fabrication facility in service until the sale date in the first quarter of fiscal 2000. We discontinued depreciation expense on the fabrication facility when we determined that it would be disposed of and its net realizable value was known. The impaired long-lived assets consisted primarily of machinery and equipment of $52.4 million, which were written down to a carrying value of $9.0 million and building improvements of $7.3 million, which were written down to a carrying value of zero. The long-lived asset impairment also includes the write-off of the remaining goodwill related to Orbit of $0.6 million. The remaining $3.5 million of asset impairment relates to the write-down to net realizable value of plant and equipment relating to other facilities we closed during fiscal 1999.

     We entered into some non-cancellable sales contracts to provide semiconductors to customers at fixed prices. Because we were obligated to fulfill the terms of the agreements at selling prices which were not sufficient to cover the cost to produce or acquire these products, a liability for losses on sales contracts was recorded for the estimated future amount of these losses. The unusual pre-tax charges include $8.7 million for losses on sales contracts, incremental amounts of uncollectible accounts receivable, and estimated incremental costs for sales returns and allowances.

     The unusual pre-tax charges also include $10.9 million for losses on inventory write-downs and other exit costs. We have written off and disposed of approximately $5.8 million of inventory. The remaining $5.1 million relates primarily to the loss on the sale of the fabrication facility relating to incremental costs and contractual obligations for items such as lease termination costs, litigation, environmental clean-up costs, and other costs incurred directly as a result of the exit plan.

Fiscal 1998

     In fiscal 1998, we incurred $12.5 million of merger-related expenses associated with the acquisitions of Chatham, Neutronics, EnergiPilot, DTM, Altatron and Conexao. The Chatham merger expenses included $5.1 million in costs associated with the organization costs of Chatham. The Neutronics merger expenses included $2.2 million in costs associated with the cancellation of Neutronics' public offering and $0.9 million in other legal and accounting fees. The remaining $4.3 million consisted of $3.1 million in brokerage and finders fees incurred in the Altatron acquisition and $1.2 million in legal and accounting fees for all of the fiscal 1998 acquisitions.

     We also recognized unusual pre-tax charges of $8.9 million in fiscal 1998, of which $8.9 million related to costs incurred in closing the Wales, United Kingdom facility. This charge consisted primarily of the write-off of goodwill and intangible assets of $3.8 million, $1.6 million for severance payments, $1.1 million for reimbursement of government grants, and $2.4 million of costs associated with the disposal of the factory. This closure was a result of our acquisition of Altatron, which resulted in duplicative facilities in the United Kingdom.

Selling, General and Administrative

     Selling, general and administrative ("SG&A") expenses for the first quarter of fiscal 2001 increased to $92.2 million from $66.5 million for the first quarter of fiscal 2000, but decreased as a percentage of net sales to 3.7% for the first quarter of fiscal 2001 from 6.0% for the first quarter of fiscal 2000. The dollar increase in SG&A was primarily due to the continued investment in infrastructure such as sales, marketing, supply-chain management, information systems and other related corporate and administrative expenses. The decline in SG&A as a percentage of net sales reflects the increases in our net sales, as well as our continued focus on controlling our operating expenses.

     SG&A expenses for fiscal 2000 increased 36% to $309.6 million from $227.6 million in fiscal 1999, but decreased as a percentage of net sales to 4.8% in fiscal 2000 from 6.3% in fiscal 1999. SG&A for fiscal 1999 increased 41% to $227.6 million from $161.9 million in fiscal 1998, but decreased as a percentage of net sales to 6.3% in fiscal 1999 from 7.0% in fiscal 1998. The dollar increase in SG&A for each fiscal year was primarily due to the continued investment in infrastructure such as sales, marketing, supply-chain management and other related corporate and administrative expenses. The dollar increase in SG&A also was due to expenses related to continued investment in information systems necessary to support the expansion of our business. Additionally, the dollar increase in SG&A for each fiscal year was attributable to the incremental expenses associated with the several manufacturing facility purchases. The decline in SG&A as a percentage of each fiscal year's net sales reflects increases in our net sales, as well as our continued focus on controlling our operating expenses.

Goodwill and Intangible Assets Amortization

     Goodwill and intangible asset amortization for the first quarter of fiscal 2001 decreased to $9.4 million from $9.8 million for the first quarter of fiscal 2000. The decrease in goodwill and intangible assets amortization in the first quarter was primarily due to the full amortization of intangible assets associated with acquisitions during the current and prior fiscal year.

     Goodwill and intangible assets amortization in fiscal 2000 increased to $40.6 million from $29.2 million in fiscal 1999. This increase is attributable to the increased goodwill and intangible assets as a result of the acquisitions of ACL, Greatsino, an additional 50% equity interest in FICO in March 1999, and the acquisitions completed by Chatham during fiscal 1999 and 2000. In addition, there is increased amortization of debt issue costs associated with our increased borrowings.

     Goodwill and intangible assets amortization in fiscal 1999 increased to $29.2 million from $10.5 million in fiscal 1998. This increase was primarily attributable to the fiscal 1999 and 1998 Chatham acquisitions coupled with the amortization of debt issue costs associated with the increased borrowings used to fund our acquisitions and the amortization of goodwill associated with our acquisitions completed in late fiscal 1999.

Acquired In-Process Research and Development

     Based on an independent valuation of the assets of ACL and other factors, we determined that the purchase price of ACL included in-process research and development costs, totaling $2.0 million, that had not reached technological feasibility and had no probable alternative future use. Accordingly, we wrote-off $2.0 million of in-process research and development in fiscal 1999.

Interest and other expense (income), net

Quarters Ended June 25, 1999 and June 30, 2000

     Interest and other expense (income), net was ($4.0) million for the first quarter of fiscal 2001 compared to $14.5 million for the first quarter of fiscal 2000. The decrease in interest and other (income) expense, net for the quarter ended June 30, 2000 was primarily attributable to the $22.4 million gain on sale of marketable equity securities, which was offset by increased interest expense associated with our increased borrowing.

Fiscal 1999 and 2000

     Interest and other expense (income), net increased to $70.1 million in fiscal 2000 from $54.2 million in fiscal 1999. The following table sets forth information concerning the components of interest and other expense.

                                                            FISCAL YEAR ENDED MARCH 31,
                                                      --------------------------------------
                                                        1998           1999           2000
                                                      --------       --------       --------
Interest expense ...............................      $ 30,913       $ 60,488       $ 82,689
Interest income ................................        (5,881)       (10,049)       (21,576)
Foreign exchange loss (gain) ...................        (4,137)         5,112          2,705
Equity in earnings of associated companies .....        (1,194)        (1,036)            --
Minority interest ..............................           356          1,319          1,002
Other expense (income), net ....................          (165)        (1,648)         5,265
                                                      --------       --------       --------
                                                      $ 19,892       $ 54,186       $ 70,085
                                                      ========       ========       ========

     Net interest expense increased to $61.1 million in fiscal 2000 from $50.4 million in fiscal 1999. The increase was attributable to increased borrowings used to fund our acquisitions, purchases of manufacturing facilities, strategic investments, expansion of various facilities and capital expenditures, offset by an increase in interest income from our equity offering proceeds invested in money market funds and corporate debt securities. Fiscal 2000 net interest expense includes accelerated amortization of approximately $1.0 million in bank arrangement fees associated with the termination of a credit facility.

     In fiscal 2000, foreign exchange loss decreased to $2.7 million from $5.1 million foreign exchange loss in fiscal 1999. The foreign exchange loss in fiscal 2000 mainly relates to net non-functional currency monetary liabilities in Austria, Finland and Hungary. Foreign exchange loss increased to $5.1 million from a foreign exchange gain of $4.1 million in fiscal 1998. The foreign exchange loss in fiscal 1999 mainly relates to net non-functional currency monetary liabilities in Austria, Finland, Brazil and Hungary. The foreign exchange gain in fiscal 1998 was mainly due to the strengthening of the U.S. dollar against Asian currencies.

     Equity in earnings of associated companies for fiscal 2000 was nil as compared to $1.0 million in fiscal 1999. This decrease is the result of increasing our ownership of FICO to 100% by acquiring an additional 50% of its equity interests in March 1999 and the remaining 10% in March 2000. Prior to the increased ownership, we accounted for this investment according to the equity method of accounting, and as a result did not recognize revenue from sales by FICO, but recognized 40% of the net income or loss of the associated company, based on our ownership interest.

     Minority interest expense for fiscal 2000 and fiscal 1999 was comprised primarily of the 8% minority interest in Neutronics and 10% minority interest in FICO not acquired by us in March 1999.

     Other expense (income), net decreased from $1.6 million of income in fiscal 1999 to $5.3 million of expense in fiscal 2000. The other expense in fiscal 2000 was comprised mainly of a loss on disposal of fixed assets in Hungary and increased provisions for doubtful accounts offset by compensation received in a settlement of a claim. The other income in fiscal 1999 comprised mainly of a gain from the sale of land in Mexico.

Fiscal 1998 and 1999

     Net interest expense increased to $50.4 million in fiscal 1999 from $25.0 million in fiscal 1998. The increase was primarily due to increased bank borrowings to finance the capital expenditures and expansion of our facilities in France, Sweden, Hungary, Mexico and China and the purchases of manufacturing facilities.

     Equity in earnings of associated companies for fiscal 1999 remained relatively unchanged at $1.0 million versus $1.2 million in fiscal 1998. The equity in earnings of associated companies resulted primarily from our previous 40% investment in FICO and, to a lesser extent, some minority investments of Neutronics.

     Minority interest expense for fiscal 1998 was comprised primarily of the 8% minority interest in Neutronics not acquired by us in October 1997 and the 4.1% minority interest in Ecoplast, a subsidiary of Neutronics held by a third party.

Provision for Income Taxes

     Some of our subsidiaries have, at various times, been granted tax relief in their respective countries, resulting in lower income taxes than would otherwise be the case under ordinary tax rates. See Note 7 of Notes to Consolidated Financial Statements included elsewhere in this filing.

      The consolidated effective tax rate for a particular year varies depending on the mix of earnings, operating loss carryforwards, income tax credits, and changes in previously established valuation allowances for deferred tax assets based upon management's current analysis of the realizability of these deferred tax assets. Our consolidated effective tax rate was 4.2% for the first quarter of fiscal 2001 compared to 16.6% for the comparable period of fiscal 2000. Excluding the unusual charges, which include merger-related expenses, the effective income tax rate in the first quarter of fiscal 2001 was 14.9%. The decrease in the effective tax rate was due primarily to the expansion of operations and increase in profitability in countries with lower tax rates or a tax holiday, the recognition of income tax loss and tax credit carryforwards and management's current assessment of the required valuation allowance. Our consolidated effective tax rate was 12.1% for fiscal year 2000 compared to (62.6)% for fiscal year 1999. Excluding the unusual charges and merger-related expenses, the effective tax rate for 2000 was 11.3% compared to 14.7% for 1999. The change in the tax rate is due primarily to the expansion of operations and increase in profitability. The effective tax rate is also impacted by tax incentives and holidays in various jurisdictions, the recognition of net operating losses and tax credit carryforwards, and management's current assessment of the required valuation allowances.

BACKLOG

     Although we obtain firm purchase orders from our customers, OEM customers typically do not make firm orders for delivery of products more than thirty to ninety days in advance. We do not believe that the backlog of expected product sales covered by firm purchase orders is a meaningful measure of future sales since orders may be rescheduled or canceled.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 2000, we had cash and cash equivalents totaling $787.7 million, total bank and other debts totaling $1.3 billion and $500.0 million available for future borrowing under its credit facility subject to compliance with financial covenants.

     At March 31, 2000, we had cash and cash equivalents balances totaling $739.0 million, total bank and other debts amounting to $1.1 billion and $63.0 million available for borrowing under our credit facilities subject to compliance with financial ratios.

Operating Activities

     Cash used by operating activities was $349.0 million for the first quarter of fiscal 2001 compared to cash provided by operating activities of $6.4 million for first quarter of fiscal 2000. Cash provided by operating activities decreased in the first quarter of fiscal 2001 from first quarter of fiscal 2000 because of significant increases in accounts receivable and inventory, offset by increases in accounts payable.

     Cash used by operating activities was $18.8 million in fiscal 2000 compared to cash provided by operating activities of $139.2 million and $122.4 million in fiscal 1999 and 1998, respectively. Cash provided by operating activities decreased in fiscal 2000 from fiscal 1999 because of increases in accounts receivable, inventories and other current assets, offset by increases in net income, depreciation and amortization and accounts payable. Cash provided by operating activities increased in fiscal 1999 from fiscal 1998 due to an increase in net income, depreciation and amortization and accounts payable, partially offset by increases in accounts receivables and inventories.

     Accounts receivable, net of allowance for doubtful accounts increased to $1.2 billion at June 30, 2000 from $969.8 million at March 31, 2000. The increase in accounts receivable was primarily due to an increase of 127% in sales for the first quarter of fiscal 2001 over the comparable period in the prior year.

     Accounts receivable, net of allowance for doubtful accounts increased to $969.8 million at March 31, 2000 from $545.6 million at March 31, 1999. The increase in accounts receivable was primarily due to an increase of 78% in sales in fiscal 2000.

     Inventories increased to $1.5 billion at June 30, 2000 from $1.1 billion at March 31, 2000. The increase in inventories was primarily the result of increased purchases of material to support the growing sales combined with the inventory acquired in connection with the manufacturing facility purchases in the first quarter of fiscal 2001.

     Inventories increased to $1.1 billion at March 31, 2000 from $374.1 million at March 31, 1999. The increase in inventories was primarily the result of increased purchases of material to support the growing sales combined with the inventory acquired in connection with the manufacturing facility purchases in fiscal 2000.

Investing Activities

     Cash used in investing activities was $188.6 million and $118.8 million for the first three months of fiscal 2001 and fiscal 2000, respectively. Cash used in investing activities for the first three months of fiscal 2001 was primarily related to:

     - capital expenditures of $203.5 million to purchase equipment and continued expansion of manufacturing facilities in Brazil, China, Hungary, Mexico, United States and Sweden,

     - $28.8 million related to the acquisition of Uniskor, Ltd. and Cumex, offset by

     -  $10.8 million related to proceeds from the sale of equipment, and

     -  $32.9 million in proceeds from the sale of marketable equity securities.

     Cash used in investing activities for the first three months of fiscal 2000 consisted primarily of

     -  capital expenditures of $73.2 million to purchase equipment,

     - payment of $41.6 million related to the acquisition of assets from ABB in Sweden and other entities, and

     - payment of $20.5 million for minority investments in the stocks of various technology companies offset by proceeds of $9.2 million and $12.0 million related to the sale of equipment and the sale of some subsidiaries, respectively.

     Cash used in investing activities was $832.3 million in fiscal 2000, $546.4 million in fiscal 1999 and $381.2 million in fiscal 1998. Cash used in investing activities in fiscal 2000 was primarily related to:

     - $457.7 million of capital expenditures to purchase equipment and continued expansion of our manufacturing facilities in Brazil, China, Hungary, Mexico, United States, France and Sweden;

     -  $275.9 million for the businesses purchased during fiscal 2000;

     - $26.8 million for the acquisitions of Vastbright, FICO and other business acquisitions;

     - $42.7 million for minority investments in the stocks of various technology companies in software and related industries; and

     -    $75.0 million for a loan to another company.

     Additionally, we received proceeds of $35.9 million from the sale of some subsidiaries and $41.7 million from the sale of property, plant and equipment.

     Cash used in investing activities in fiscal 1999 was primarily related to:

     - $383.7 million of capital expenditures to purchase equipment and continued expansion of our manufacturing facilities in Brazil, China, Hungary, Mexico, United States and Sweden;

     - $134.2 million for the acquisitions of ACL, Greatsino, FICO and Chatham's acquisitions of Innovation and Swedform.

     - $24.0 million of contingent purchase price adjustments (earn-out payments) relating to the acquisition of Astron, which occurred in fiscal 1996; and

     - $15.4 million for minority investments in the stocks of various technology companies in software and related industries.

Financing Activities

     Net cash provided by financing activities was $620.4 million and $63.5 million for the first three months of fiscal 2001 and fiscal 2000, respectively. Cash provided by financing activities for the first three months of fiscal 2001 was primarily resulting from:

     - $650.7 million of net proceeds from long-term debt and bank borrowings,

     - $375.9 million of net proceeds from equity offerings combined with $13.0 million in proceeds from proceeds from stock issued under stock plans,

     - offset by $285.4 million and $134.7 million of long-term debt and short term credit facility repayments, respectively.

     Cash provided by financing activities was $1.3 billion in fiscal 2000, $486.8 million in fiscal 1999 and $406.7 million in fiscal 1998. Cash provided by financing activities in fiscal 2000 was primarily related to our completion of three public stock offerings. In February 2000, we sold a total of 8.6 million ordinary shares in a public offering at a price of $59.00 per share resulting in net proceeds to us of approximately $494.1 million. In October 1999, we sold a total of 13.8 million ordinary shares in a public offering at a price of $33.84 per share, resulting in net proceeds to us of approximately $448.9 million. In addition, in October 1999, DII sold a total of 6.9 million shares of its common stock in a public offering at a price of $33.00 per share, resulting in net proceeds of approximately $215.7 million. Additionally, cash provided by financing activities in fiscal 2000 resulted from:

     - $137.9 million of net proceeds from bank borrowings, capital leases, and long-term debts; and

     -    $26.2 million in proceeds from stock issued under our stock plans;


     - offset by $24.9 million for dividends paid to former shareholders of PCB Assembly prior to its acquisition by us in March 2000.

     Cash provided by financing activities in fiscal 1999 resulted primarily from:

     - our equity offering of 10.8 million ordinary shares in December 1998 with net proceeds of $194.0 million;

     - $298.1 million of net proceeds from bank borrowings, capital leases, and long-term debts; and

     -    $18.7 million in proceeds from stock issued under our stock plans;


     - offset by $24.3 million from DII's repurchase of 1.5 million shares of its common stock.

     In October 1999, we entered into a credit facility with a syndicate of banks providing for revolving credit borrowings by us and a number of our subsidiaries of up to $200.0 million. As of March 31, 2000, there were $137.0 million in borrowings outstanding under this facility and the weighted-average interest rate for these borrowings was 6.87%. We were in compliance with all loan covenants at March 31, 2000.

     On April 3, 2000, we replaced our $200.0 million credit facility and a DII credit facility of $210.0 million with a $500.0 million credit facility with a syndicate of domestic and foreign banks. This new credit facility consists of two separate credit agreements, one providing for up to $150.0 million principal amount of revolving credit loans to Flextronics and designated subsidiaries and one providing for up to $350.0 million principal amount of revolving credit loans to our United States subsidiaries. Both agreements are split equally between a 364-day facility and a three-year facility. At the maturity of the 364-day facility, outstanding borrowings under that facility may be converted into one-year term loans. Borrowings under the credit facility bear interest, at our option, at either the agent's base rate or the LIBOR Rate, as defined in the credit facility, plus a margin for LIBOR loans ranging between 0.625% and 1.75%, based on our ratio of debt to EBITDA (earnings before interest, taxes, depreciation, and amortization). The credit facility is secured by a pledge of stock of certain of our subsidiaries.

     The credit facility contains covenants that restrict our ability to (1) incur secured debt (other than purchase money debt and capitalized leases), (2) incur liens on our property, (3) make dispositions of assets, and (4) make investments in companies that are not our subsidiaries. The credit facility also prohibits us from paying dividends. The credit facility also requires that we maintain a maximum ratio of total indebtedness to EBITDA, and maintain a minimum ratio of EBITDA to the sum of our net interest expense plus the current portion of our long-term debt and a specified portion of certain other debt.

     We plan to increase the size of our credit facility, or enter into additional credit facilities, to fund anticipated growth in our operations. We cannot provide any assurances that we will be able to complete any such transaction, or as to its potential terms. In addition, we maintain smaller credit facilities for a number of our non-U.S. subsidiaries, typically on an uncommitted basis. We have also entered into relationships with financial institutions for the sale of accounts receivable, and for leasing transactions.

     We used a portion of the net proceeds from the debt offering and the equity offerings to refinance our debt and to fund the further expansion of our business, including additional working capital and capital expenditures, and for other general corporate purposes. We may also use a portion of the net proceeds for strategic acquisitions or investments.

     We anticipate that our working capital requirements and capital expenditures will continue to increase in order to support the anticipated continued growth in our operations. In addition to our anticipated manufacturing facility purchases, we anticipate incurring significant capital expenditures and operating lease commitments in order to support our anticipated expansions of our industrial parks in Brazil, China, Hungary, Mexico and Poland. We intend to continue our acquisition strategy and it is possible that future acquisitions may be significant. Future liquidity needs will also depend on fluctuations in levels of inventory, the timing of expenditures by us on new equipment, the extent to which we utilize operating leases for the new facilities and equipment, levels of our shipments and changes in volumes of customer orders.

     Historically, we have funded our operations from the proceeds of public offerings of equity securities and debt offerings, cash and cash equivalents generated from operations, bank debt, sales of accounts receivable and lease financings of capital equipment. We believe that our existing cash balances, together with anticipated cash flows from operations and borrowings available under our credit facility and the net proceeds from our recent equity offering and private offering of senior subordinated notes will be sufficient to fund our operations for at least the next twelve months. We anticipate that we will continue to enter into debt and equity financings, sales of accounts receivable and lease transactions to fund our acquisitions and anticipated growth. Such financings and other transactions may not be available on terms acceptable to us or at all.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

      A portion of our exposure to market risk for changes in interest rates relates to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. We invest in high-credit quality issuers and, by policy, limit the amount of credit exposure to any one issuer. As stated in our policy, we protect our invested principal funds by limiting default risk, market risk and reinvestment risk. We mitigate default risk by investing in safe and high-credit quality securities and by constantly positioning our portfolio to respond appropriately to a significant reduction in a credit rating of any investment issuer, guarantor or depository. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. Maturities of short-term investments are timed, whenever possible, to correspond with debt payments and capital investments. As of March 31, 2000, the outstanding amount in the investment portfolio was $505.7 million, with an average maturity of 33 days and an average return of 5.9%.

      We also have exposure to interest rate risk with certain variable rate lines of credit. These credit lines are located throughout the world and are based on a spread over that country's inter-bank offering rate. We primarily enter into debt obligations to support general corporate purposes including capital expenditures, acquisitions and working capital needs. As of March 31, 2000, the outstanding short-term debt, including capitalized leases was $396.5 million. The following table presents principal cash flows and related interest rates by fiscal year of maturity for debt obligations. The variable interest rate for future years assume the same rate as March 31, 2000.


Expected Fiscal Year of Maturity
(dollars in thousands)

                                                                       There-
                              2001     2002     2003    2004    2005    after      Total
                            -------   ------   ------  ------  ------   -------   -------
Sr. Subordinated Notes           --       --       --      --      --   300,000   300,000
  Average interest rate        8.63%    8.63%    8.63%   8.63%   8.63%     8.63%     8.63%

Fixed Rate                   52,564   34,006   22,185  14,822   4,261    12,659   140,497
  Average interest rate         7.1%     7.7%     8.4%    8.6%   11.7%      4.9%      7.6%

Variable Rate               458,597   63,087   53,339  51,878  41,144     6,467   674,512
  Average interest rate         6.8%     8.4%     8.5%    8.3%    8.9%      8.5%      7.3%

Foreign Currency Exchange Risk

      We transact business in various foreign countries. We manage our foreign currency exposure by borrowing in various foreign currencies and by entering into foreign exchange forward contracts only with respect to transaction exposure. Our policy is to maintain a fully hedged position for all certain, known transactions exposures. These exposures are primarily, but not limited to, vendor payments and inter-company balances in currencies other than the functional unit of the operating entity. We will first evaluate and, to the extent possible, use non-financial techniques, such as currency of invoice, leading and lagging payments, receivable management or local borrowing to reduce transaction exposure before taking steps to minimize remaining exposure with financial instruments. As of March 31, 2000, the total cumulative outstanding amounts of forward contracts in French franc, German deutsche mark, Japanese yen, Swedish kronor and United States dollar was approximately $61.1 million.

CERTAIN FACTORS EFFECTING OPERATING RESULTS

IF WE DO NOT MANAGE EFFECTIVELY THE EXPANSION OF OUR OPERATIONS, OUR BUSINESS MAY BE HARMED.

        We have grown rapidly in recent periods. Our workforce has more than tripled in size over the last year as a result of internal growth and acquisitions. This growth is likely to considerably strain our management control system and resources, including decision support, accounting management, information systems and facilities. If we do not continue to improve our financial and management controls, reporting systems and procedures to manage our employees effectively and to expand our facilities, our business could be harmed.

        We plan to increase our manufacturing capacity by expanding our facilities and by adding new equipment. Such expansion involves significant risks, including, but not limited to the following:

        - we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

        - we may not efficiently and effectively integrate new operations and information systems, expand our existing operations and manage geographically dispersed operations;

        -       we may incur cost overruns;

        - we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could harm our growth and our ability to meet customers' delivery schedules; and

        - we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.

        In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including substantial increases in depreciation expense and rental expense, that will increase our cost of sales. If our revenues do not increase sufficiently to offset these expenses, our operating results would be seriously harmed. Our expansion, both through internal growth and acquisitions, has contributed to our incurring significant accounting charges. For example, in connection with our acquisitions of DII and Palo Alto Products International, we recorded a one-time charge of approximately $206.6 million and in connection with the issuance of an equity instrument to Motorola relating to our alliance with Motorola, we recorded a one-time non-cash charge of approximately $286.5 million, both in the first fiscal quarter of fiscal 2001.

WE MAY ENCOUNTER DIFFICULTIES WITH ACQUISITIONS, WHICH COULD HARM OUR BUSINESS.

        We have completed a number of acquisitions of businesses and facilities and expect to continue to acquire additional businesses and facilities in the future, including our recent agreements to acquire JIT Holdings Ltd. We are currently in preliminary discussions to acquire additional businesses and facilities. Any future acquisitions may require additional debt or equity financing, which could increase our leverage or be dilutive to our existing shareholders. We cannot assure the terms of, or that we will complete, any acquisitions in the future.

        To integrate acquired businesses, we must implement our management information systems and operating systems and assimilate and manage the personnel of the acquired operations. The difficulties of this integration may be further complicated by geographic distances. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business.

        In addition, acquisitions involve a number of other risks and challenges, including, but not limited to:

        -       diversion of management's attention;

        - potential loss of key employees and customers of the acquired companies;

        - lack of experience operating in the geographic market of the acquired business; and

        -       an increase in our expenses and working capital requirements.

        Any of these and other factors could harm our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition.

        We have new customer relationships from which we are not yet receiving significant revenues, and orders from these customers may not reach anticipated levels.

        We have recently announced major new customer relationships, including our alliance with Motorola, from which we anticipate significant future sales. However, similar to our other customer relationships, there are no volume purchase commitments under these new programs, and the revenues we actually achieve may not meet our expectations. In anticipation of future activities under these programs, we are incurring substantial expenses as we add personnel and manufacturing capacity and procure materials. Our operating results will be seriously harmed if sales do not develop to the extent and within the time frame we anticipate.

OUR CUSTOMERS MAY CANCEL THEIR ORDERS, CHANGE PRODUCTION QUANTITIES OR DELAY PRODUCTION.

        Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers and we continue to experience reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations.

        In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have increased our manufacturing capacity and plan further increases, we may not have sufficient capacity at any given time to meet our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can harm our gross margins and operating income.

OUR OPERATING RESULTS VARY SIGNIFICANTLY.

        We experience significant fluctuations in our results of operations. The factors which contribute to fluctuations include:

        -       the timing of customer orders;

        -       the volume of these orders relative to our capacity;

        -       market acceptance of customers' new products;

        - changes in demand for customers' products and product obsolescence;

        -       the timing of our expenditures in anticipation of future orders;

        -       our effectiveness in managing manufacturing processes;

        -       changes in the cost and availability of labor and components;

        -       changes in our product mix;

        -       changes in economic conditions;

        - local factors and events that may affect our production volume, such as local holidays; and

        -       seasonality in customers' product requirements.

        One of our significant end-markets is the consumer electronics market. This market exhibits particular strength towards the end of the year in connection with the holiday season. As a result, we have experienced relative strength in revenues in our third fiscal quarter.

THE MAJORITY OF OUR SALES COMES FROM A SMALL NUMBER OF CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY.

        Sales to our five largest customers have represented a significant percentage of our net sales in recent periods. Our five largest customers accounted for approximately 42% of consolidated net sales in fiscal 2000. Our largest customer during fiscal 2000 was Ericsson, accounting for approximately 14% of consolidated net sales. The identity of our principal customers have varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would seriously harm our business. If we are not be able to timely replace expired, canceled or reduced contracts with new business, our revenues would be harmed.

WE DEPEND ON THE ELECTRONICS INDUSTRY WHICH CONTINUALLY PRODUCES TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES; OUR INABILITY TO CONTINUALLY MANUFACTURE SUCH PRODUCTS ON A COST-EFFECTIVE BASIS WOULD HARM OUR BUSINESS.

        Factors affecting the electronics industry in general could seriously harm our customers and, as a result, us. These factors include:

        - the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which results in short product life cycles;

        - the inability of our customers to develop and market their products, some of which are new and untested, the potential that our customers' products may become obsolete or the failure of our customers' products to gain widespread commercial acceptance; and

        -       recessionary periods in our customers' markets.

        If any of these factors materialize, our business would suffer.

THERE MAY BE SHORTAGES OF REQUIRED ELECTRONIC COMPONENTS.

        A substantial majority of our net sales are derived from turnkey manufacturing in which we are responsible for purchasing components used in manufacturing our customers products. We generally do not have long-term agreements with suppliers of components. This typically results in our bearing the risk of component price increases because we may be unable to procure the required materials at a price level necessary to generate anticipated margins from our agreements with our customers. Accordingly, component price changes could seriously harm our operating results.

        At various times, there have been shortages of some of the electronic components that we use, and suppliers of some components have lacked sufficient capacity to meet the demand for these components. In recent months, component shortages have become more prevalent in our industry. In some cases, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production, of assemblies using that component, which has contributed to an increase in our inventory levels. We expect that shortages and delays in deliveries of some components will continue. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing and shipping delays, which could harm our relationships with current or prospective customers and reduce our sales.

OUR INDUSTRY IS EXTREMELY COMPETITIVE.

        The electronics manufacturing services industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. Current and prospective customers also evaluate our capabilities against the merits of internal production. Some of our competitors, including Solectron and SCI Systems, have substantially greater market share than us, and substantially greater manufacturing, financial, research and development and marketing resources.

        In recent years, many participants in the industry, including us, have substantially expanded their manufacturing capacity. If overall demand for electronics manufacturing services should decrease, this increased capacity could result in substantial pricing pressures, which could seriously harm our operating results.

WE ARE SUBJECT TO THE RISK OF INCREASED TAXES.

        We have structured our operations in a manner designed to maximize income in countries where (1) tax incentives have been extended to encourage foreign investment or (2) income tax rates are low. We base our tax position upon the anticipated nature and conduct of our business and upon our understanding of the tax laws of the various countries in which we have assets or conduct activities. However, our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law which may have retroactive effect. We cannot determine in advance the extent to which some jurisdictions may require us to pay tax or make payments in lieu of tax.

        Several countries in which we are located allow for tax holidays or provide other tax incentives to attract and retain business. We have obtained holidays or other incentives where available. Our taxes could increase if certain tax holidays or incentives are not renewed upon expiration, or tax rates applicable to us in such jurisdictions are otherwise increased. In addition, further acquisitions of businesses may cause our effective tax rate to increase.

WE CONDUCT OPERATIONS IN A NUMBER OF COUNTRIES AND ARE SUBJECT TO RISKS OF INTERNATIONAL OPERATIONS.

        The geographical distances between Asia, the Americas and Europe create a number of logistical and communications challenges. Our manufacturing operations are located in a number of countries, including Austria, Brazil, China, the Czech Republic, Finland, France, Germany, Hungary, Ireland, Italy, Malaysia, Mexico, Sweden, the United Kingdom and the United States. As a result, we are affected by economic and political conditions in those countries, including:

        -       fluctuations in the value of currencies;

        -       changes in labor conditions;

        -       longer payment cycles;

        -       greater difficulty in collecting accounts receivable;

        -       burdens and costs of compliance with a variety of foreign laws;

        -       political and economic instability;

        -       increases in duties and taxation;

        - imposition of restrictions on currency conversion or the transfer of funds;

        -       limitations on imports or exports;

        -       expropriation of private enterprises; and

        - reversal of the current policies including favorable tax and lending policies encouraging foreign investment or foreign trade by our host countries.

        The attractiveness of our services to our U.S. customers can be affected by changes in U.S. trade policies, such as "most favored nation" status and trade preferences for some Asian nations. In addition, some countries in which we operate, such as Brazil, Mexico and Malaysia, have experienced periods of slow or negative growth, high inflation, significant currency devaluations and limited availability of foreign exchange. Furthermore, in countries such as Mexico and China, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on us. Finally, we could be seriously harmed by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

WE ARE SUBJECT TO RISKS OF CURRENCY FLUCTUATIONS AND HEDGING OPERATIONS.

        A significant portion of our business is conducted in the European euro, the Swedish krona and the Brazilian real. In addition, some of our costs, such as payroll and rent, are denominated in currencies such as the Austrian schilling, the British pound, the Chinese renminbi, the German deutsche mark, the Hong Kong dollar, the Hungarian forint, the Irish pound, the Malaysian ringgit, the Mexican peso and the Singapore dollar, as well as the euro, the krona and the real. In recent years, the Hungarian forint, Brazilian real and Mexican peso have experienced significant devaluations. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of sales, operating margins and revenues. We cannot predict the impact of future exchange rate fluctuations. We use financial instruments, primarily forward purchase contracts, to hedge Japanese yen, European euro, U.S. dollar and other foreign currency commitments arising from trade accounts payable and fixed purchase obligations. Because we hedge only fixed obligations, we do not expect that these hedging activities will harm our results of operations or cash flows. However, our hedging activities may be unsuccessful, and we may change or reduce our hedging activities in the future. As a result, we may experience significant unexpected expenses from fluctuations in exchange rates.

WE DEPEND ON OUR KEY PERSONNEL.

        Our success depends to a large extent upon the continued services of our key executives, managers and skilled personnel. Generally our employees are not bound by employment or non-competition agreements, and we cannot assure that we will retain our key officers and employees. We could be seriously harmed by the loss of key personnel.

WE ARE SUBJECT TO ENVIRONMENTAL COMPLIANCE RISKS.

        We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. In addition, we are responsible for cleanup of contamination at some of our current and former manufacturing facilities and at some third party sites. If more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or the results of future testing and analyses at our current or former operating facilities indicate that we are responsible for the release of hazardous substances, we may be subject to additional remediation liability. Further,



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additional environmental matters may arise in the future at sites where no problem is currently known or at sites that we may acquire in the future. Currently unexpected costs that we may incur with respect to environmental matters may result in additional loss contingencies, the quantification of which cannot be determined at this time.

THE MARKET PRICE OF OUR ORDINARY SHARES IS VOLATILE.

        The stock market in recent years has experienced significant price and volume fluctuations that have affected the market prices of technology companies. These fluctuations have often been unrelated to or disproportionately impacted by the operating performance of these companies. The market for our ordinary shares may be subject to similar fluctuations. Factors such as fluctuations in our operating results, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may have a significant effect on the market price of our ordinary shares.